Exhibit 8.1
List of Subsidiaries
Wholly-Owned Subsidiaries

Place of Incorporation
1. Broad Cosmos Enterprises Ltd.	British Virgin Islands
2. Air Media International Ltd.	British Virgin Islands
3. Excel Lead International Limited	British Virgin Islands
4. Dominant City Ltd.	British Virgin Islands
5. Air Media (China) Limited	Hong Kong
6. Royal Mart Limited	Hong Kong
7. Glorious Star Investment Limited	Hong Kong
8. AirMedia Technology (Beijing) Co., Ltd.	PRC
9. Shenzhen AirMedia Information Technology Co., Ltd.	PRC
10. Xi’an AirMedia Chuangyi Technology Co., Ltd.	PRC
Affiliated Entities Consolidated in the Registrant’s Financial Statements

Place of Incorporation
11. Beijing Shengshi Lianhe Advertising Co., Ltd.	PRC
12. Beijing AirMedia Advertising Co., Ltd.	PRC
13. Beijing AirMedia UC Advertising Co., Ltd.	PRC
14. Beijing Yuehang Digital Media Advertising Co., Ltd.	PRC
15. Wenzhou AirMedia Advertising Co., Ltd.	PRC
16. Beijing Eastern Media Corporation, Ltd.	PRC
17. AirTV United Media & Culture Co., Ltd.	PRC
18. Beijing AirMedia Film & TV Culture Co., Ltd.	PRC
19. Flying Dragon Media Advertising Co., Ltd.	PRC
20. Beijing Weimei Shengshi Advertising Co., Ltd.	PRC
21. Beijing Weimei Lianhe Advertising co., Ltd.	PRC
22. Beijing Shengshi Lixin Culture & Media Co., Ltd.	PRC
23. Hainan Jinhui Guangming Media Advertising Co., Ltd.	PRC
24. Beijing Union of Friendship Advertising Media Co. Ltd.	PRC
25. Beijing AirMedia Jinshi Advertising Co., Ltd.	PRC
26. Tianjin AirMedia Jinshi Advertising Co., Ltd.	PRC
27. Tianjin AirMedia Advertising Co., Ltd.	PRC